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FORM 5
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/ / CHECK BOX IF NO               U.S. SECURITIES AND EXCHANGE COMMISSION
    LONGER SUBJECT TO                       WASHINGTON, DC 20549
    SECTION 16. FORM
    4 OR FORM 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    OBLIGATIONS MAY
    CONTINUE. SEE            Filed pursuant to Section 16(a) of the Securities
    INSTRUCTION 1(b)                         Exchange Act of 1934,
/ / FORM 3 HOLDINGS                  Section 17(a) of the Public Utility
    REPORTED                 Holding Company Act of 1935 or Section 30(f) of
/X/ FORM 4                              the Investment Company Act
    TRANSACTIONS                                   of 1940
    REPORTED

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
    Leontiev        Igor              A.          SI Diamond Technology, Inc. (SIDT)            Issuer (Check all applicable)
-------------------------------------------    ----------------------------------------------    X  Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS Identification      4. Statement for      ----              ---
  3006 Longhorn Boulevard                         Number of Reporting        Month/Year             Officer (give    Other (specify
-------------------------------------------       Person, if an Entity          12/98           ----        title ---       below)
                 (Street)                         (Voluntary)             -------------------               below)
  Austin           Texas            78758                                 5. If Amendment,
-------------------------------------------                                  Date of Original       -------------------------------
  (City)           (State)           (Zip)                                   (Month/Year)
                                                                                             7. Individual or Joint/Group Filing
                                                                          ------------------    (Check applicable line)
                                                                                                 X    Form Filed by one
                                                                                                ----  Reporting Person
                                                                                                      Form Filed by more than
                                                                                                ----  one Reporting Person
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr.                                   End of Issuer's     Direct         Benefi-
                                  (Month/      8)                                        Fiscal Year         (D) or         cial
                                   Day/                 ----------------------------     (Instr. 3 and 4)    Indirect       Owner-
                                   Year)                Amount    (A) or      Price                          (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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Common Stock                       9/2/98      J(2)     230,000      A        $0.155
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Common Stock                      9/11/98       S         6,000      D        $0.1865
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Common Stock                      9/18/98       S         5,000      D        $0.25375
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Common Stock                      9/24/98       P         5,000      A        $0.2160
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Common Stock                     10/22/98       S         5,000      D        $0.2338        230,000             D
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*If the form is filed by more than one Reporting Person, see Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

                                                      (Print or Type Responses)


FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/       8)          or Disposed      (Month/Day/                           Secur-
                             ative        Year)                  of (D)           Year)                                 ity
                             Security                            (Instr. 3,                                             (Instr. 5)
                                                                 4, and 5)     -----------------------------------
                                                                               Date    Expira-            Amount or
                                                              ---------------  Exer-   tion       Title   Number of
                                                                (A)     (D)    cisable Date               Shares
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Stock Option - Rt. to Buy    $0.375       5/11/98                                (1)   7/28/07    Common      6,520
                                                                                                  Stock
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Stock Option - Rt. to Buy    $0.375       5/11/98                                (1)   5/11/08    Common    150,000
                                                                                                  Stock
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Stock Option - Rt. to Buy    $ 0.25       7/27/98                A                (1)  7/27/08    Common     20,000
                                                                                                  Stock
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1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              of Derivative               Indirect
   (Instr. 3)                   Securities              Security:                   Beneficial
                                Beneficially            Direct (D)                  Ownership
                                Owned at End            or Indirect (I)             (Instr. 4)
                                of Year                 (Instr. 4)
                                (Instr. 4)

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                                 176,520                    D
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Explanation of Responses:

(1) Options are fully vested as of the grant date.

(2) Mr. Leontiev serves as President of DIAGASCROWN Corporation. DIAGASCROWN apportioned
    230,000 shares of SIDT Common Stock, which it granted to Mr. Leontiev as compensation for services rendered. The SIDT shares were valued at the market price on the date apportioned. DIAGASCROWN continues to hold 1,000,130 shares of SIDT Common Stock.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.           /s/ IGOR LEONTIEV        2/15/99
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                                     **Igor Leontiev          Date


Note. File three copies of this form, one of which must be manually signed.                                               Page 2
      If space provided is insufficient, see Instruction 6 for procedure.
